UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
May 2, 2012 (May 1, 2012)

MICROCHIP TECHNOLOGY INCORPORATED (Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199
(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On May 1, 2012, Microchip Technology Incorporated, a Delaware corporation (“Microchip”), Standard Microsystems Corporation, a Delaware corporation (“SMSC”), and Microchip Technology Management Co., a Delaware corporation and a wholly owned subsidiary of Microchip (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the acquisition of SMSC by Microchip by means of a merger of Merger Sub with and into SMSC (the “Merger”), with SMSC being the surviving corporation. As a result of the Merger, SMSC would become a wholly owned subsidiary of Microchip and each share of SMSC common stock (other than those shares owned by Microchip, SMSC or any direct or indirect wholly owned subsidiary of Microchip or SMSC or with respect to which appraisal rights are properly executed and not withdrawn) issued and outstanding immediately prior to the effective time of the Merger, will be converted into the right to receive a cash amount of $37.00, without interest and less any applicable withholding taxes.

The Boards of Directors of Microchip and SMSC have unanimously approved the Merger and the Merger Agreement. The transaction is subject to customary closing conditions, including approval by the holders of a majority of the outstanding shares of SMSC and clearances from applicable antitrust authorities (including in the United States, China and Germany).

The Merger Agreement contains representations, warranties and covenants of Microchip, SMSC and Merger Sub, including among others, (i) covenants by SMSC concerning the conduct of its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and the consummation of the Merger, (ii) a covenant by SMSC that, subject to certain exceptions, the Board of Directors of SMSC will recommend to its stockholders adoption of the Merger Agreement, and (iii) a covenant that SMSC will not solicit, initiate, or knowingly encourage, facilitate or induce the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal (as defined in the Merger Agreement). The Merger Agreement contains certain termination rights for both Microchip and SMSC and further provides that upon termination of the Merger Agreement under specified circumstances SMSC may be required to pay Microchip a termination fee.

In connection with the parties’ entry into the Merger Agreement, each of the directors and certain officers of SMSC, in their respective capacities as stockholders of SMSC, have entered into voting agreements pursuant to which they have agreed to, among other things, vote their shares of SMSC common stock in favor of adopting the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. Microchip plans to file a copy of the Merger Agreement and the form of voting agreement as exhibits no later than with its Form 10-K for its fiscal year ended March 31, 2012. We encourage you to read the Merger Agreement and the voting agreement for a more complete understanding of the transaction.

On May 2, 2012, Microchip and SMSC issued a press release relating to the Merger. A copy of the press release is attached hereto as Exhibit 99.1.

Additional Information and Where to Find It

SMSC intends to file a proxy statement in connection with the acquisition transaction. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information about the transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC's web site at www.sec.gov. Microchip, SMSC and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of SMSC in connection with the acquisition transaction. Information regarding the special interests of these directors and executive officers in the transaction will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Microchip is also included in Microchip's proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on July 11, 2011. Additional information regarding the directors and executive officers of SMSC is also included in SMSC’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on June 14, 2011. These documents are available free of charge at the SEC's web site at www.sec.gov and as described above.

Item 2.02 Results of Operations and Financial Condition.

The information pursuant to Item 2.02 in this report on Form 8-K is being furnished as contemplated by General Instruction B(2) to Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

On May 1, 2012, Microchip announced the results of its operations for the fourth quarter and fiscal year ended March 31, 2012. The complete release is attached to this report as Exhibit 99.2.
Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits
	99.1	Joint Press Release issued on May 2, 2012 (Microchip Technology and SMSC Announce the Acquisition of SMSC by Microchip Technology)
	99.2	Press Release issued on May 1, 2012 (Microchip Technology Announces Fourth Quarter and Fiscal Year 2012 Financial Results)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2012	Microchip Technology Incorporated
By: /s/ J. Eric Bjornholt
J. Eric Bjornholt Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Joint Press Release issued on May 2, 2012 (Microchip Technology and SMSC Announce the Acquisition of SMSC by Microchip Technology)
99.2	Press Release issued on May 1, 2012 (Microchip Technology Announces Fourth Quarter and Fiscal Year 2012 Financial Results)